Exhibit 24.1

INDEPENDENCE REALTY TRUST, INC.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the undersigned directors and officers of INDEPENDENCE REALTY TRUST, INC. (“IRT”) hereby constitute and appoint each of Scott F. Schaeffer and James J. Sebra as the true and lawful agent and attorney-in-fact of the undersigned with full power and authority in said agent and the attorney-in-fact to sign for the undersigned and in their respective names as directors and officers of IRT, the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and any necessary or appropriate amendments or supplements thereto relating to the registration for the offering and issuance, on a delayed or continuous basis, of shares of common stock of IRT, par value $.01 per share, issuable pursuant to the Independence Realty Trust, Inc. 2016 Long Term Incentive Plan (formerly known as the Independence Realty Trust, Inc. Long Term Incentive Plan) authorized by the Board of Directors of IRT on May 12, 2016.

Name	Title with IRT	Date

/S/ SCOTT F. SCHAEFFER	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 12, 2016
Scott F. Schaeffer

/S/ JAMES J. SEBRA	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 12, 2016
James J. Sebra

/S/ WILLIAM C. DUNKELBERG	Director	May 12, 2016
William C. Dunkelberg

/S/ ROBERT F. MCCADDEN	Director	May 12, 2016
Robert F. McCadden

/S/ MACK D. PRIDGEN III	Director	May 12, 2016
Mack D. Pridgen III

/S/ RICHARD H. ROSS	Director	May 12, 2016
Richard H. Ross

/S/ DEFOREST B. SOARIES, JR.	Director	May 12, 2016
DeForest B. Soaries, Jr.

/S/ SHARON M. TSAO	Director	May 12, 2016
Sharon M. Tsao